Exhibit 10.1

FARO TECHNOLOGIES, INC.

AMENDED AND RESTATED CHANGE IN CONTROL SEVERANCE POLICY

This Amended and Restated Change in Control Severance Policy amends and restates in its entirety the FARO Technologies, Inc. Change in Control Severance Policy dated November 7, 2008, as amended by the Amendment to the FARO Technologies, Inc. Change in Control Severance Policy dated April 9, 2010 and the Amendment to the FARO Technologies, Inc. Change in Control Severance Policy dated December 14, 2010.

1. Purpose. The purpose of the FARO Technologies, Inc. Amended and Restated Change in Control Severance Policy (the “Policy”) is to secure the continued services of certain key executives of the Company and its Subsidiaries and to ensure their continued dedication to their duties in the event of any threat or occurrence of a Change in Control (as defined in Section 2). The Company understands and agrees that this policy creates legal and contractual obligations of the Company to each Participant (as defined in Section 2). It is the Company’s intent to create such obligations. The obligations of this Policy, following execution by each Participant establishing his or her assent and agreement to remain employed with Company and/or any Subsidiary, shall not be modified unless such modification is in writing and is agreed upon by both the Company and such Participant.

2. Definitions. As used in this Policy, the following terms shall have the respective meanings set forth below:

a. “Exchange Act” means the Securities Exchange Act of 1934, as amended.

b. “Affiliate and Associate” shall have the respective meanings ascribed to such terms in Rule 12b-2 of the Exchange Act.

c. “Annual Performance Bonus” means the annual cash bonus awarded under the Company’s applicable incentive plan, as in effect from time to time (as of the date of adoption of this Policy the annual bonus under the Company’s then-current short-term incentive plan).

d. “Base Salary” means the Participant’s highest annual rate of base salary during the twelve (12) month period immediately prior to the Participant’s Date of Termination.

e. “Beneficial Owner”. A Person shall be deemed to be the “Beneficial Owner” of any securities:

i. which such Person or any of such Person’s Affiliates or Associates has the right to acquire (whether such right is exercisable immediately or only after the passage of time) pursuant to any agreement, arrangement or understanding, or upon the exercise of conversion rights, exchange rights, rights, warrants or options, or otherwise; provided, however, that a Person shall not be deemed the Beneficial Owner of, or to beneficially own, securities tendered pursuant to a tender or exchange offer made by or on behalf of such Person or any of such Person’s Affiliates or Associates until such tendered securities are accepted for purchase;

ii. which such Person or any of such Person’s Affiliates or Associates, directly or indirectly, has the right to vote or dispose of or has “beneficial ownership” of (as determined pursuant to Rule 13d-3 of the Exchange Act), including pursuant to any agreement, arrangement or understanding; provided, however, that a Person shall not be deemed the Beneficial Owner of, or to beneficially own, any security under this Subsection ii. as a result of an agreement, arrangement or understanding to vote such security if the agreement, arrangement or understanding: (i) arises solely from a revocable proxy or consent given to such Person in response to a public proxy or consent solicitation made pursuant to, and in accordance with, the applicable rules and regulations under the Exchange Act and (ii) is not also then reportable on a Schedule 13D under the Exchange Act (or any comparable or successor report); or

iii. which are beneficially owned, directly or indirectly, by any other Person with which such Person or any of such Person’s Affiliates or Associates has any agreement, arrangement or understanding for the purpose of acquiring, holding, voting (except pursuant to a revocable proxy as described in Subsection ii.(i) above) or disposing of any voting securities of the Company.

f. “Board” means the Board of Directors of the Company and, after a Change in Control, the “board of directors” of the Successor or Surviving Corporation, as the case may be, and shall also include any other governing body, person, group or entity in control of the parent, successor, or surviving entity or body. References herein to the Board include any committee or person to whom the Board has designated its authority.

g. “Bonus Amount” means the average of the Annual Performance Bonuses earned by the Participant from the Company (or its affiliates) during the last three (3) completed fiscal years of the Company (or, if the Participant has been employed by the Company and/or any Subsidiary for less than three (3) fiscal years, such shorter period of time during which the Participant was employed by the Company and/or any Subsidiary) immediately preceding the Participant’s Date of Termination (annualized in the event the Participant was not employed by the Company (or its affiliates) for the whole of any such fiscal year).

h. “Cause” means (i) the failure of the Participant to perform substantially his duties with the Company and/or any Subsidiary (excluding any such failure resulting from the Participant’s Disability) after a written demand for substantial performance is delivered to the Participant by or on behalf of the Board which identifies the manner in which the Board believes that the Participant has not substantially performed his duties and providing the Participant a minimum of 30 days to cure the identified deficiencies, (ii) the Participant engaging in illegal conduct or gross misconduct that is materially injurious to the Company or any Subsidiary, (iii) the Participant engaging in conduct or misconduct that materially harms the reputation or financial position of the Company or any Subsidiary, (iv) the Participant obstructing, impeding or failing to materially cooperate with an Investigation (provided that the Participant shall be given written notice and a reasonable opportunity to cure any alleged breach of this clause (iv)), (v) the Participant being convicted of, or pleading nolo contondere to, a felony or of a crime involving fraud, dishonesty, violence or moral turpitude, (vi) the Participant is found liable in any SEC or other civil or criminal securities law action, (vii) the Participant commits an act of fraud or embezzlement against the Company or any Subsidiary, or (viii) the Participant accepting a bribe or kickback.

Anything herein to the contrary notwithstanding, if, following a termination of the Participant’s employment by the Company for Cause based upon the conviction or liability of the Participant as specified in clauses (v) or (vi), such conviction or liability is overturned in a final determination on appeal, the Participant shall be entitled to the payments and the economic equivalent of the benefits the Participant would have received if his employment had been terminated by the Company without Cause. For purposes hereof, the Participant acknowledges that to avoid the imposition of additional tax under Code Section 409A, the Participant must make a good faith attempt to obtain the payment from the Company as required under the Code Section 409A provisions governing disputed payments.

i. “Change in Control” means the occurrence of any one of the following events:

i. individuals who, on the effective date of the Policy, constitute the Board (the “Incumbent Directors”) cease for any reason to constitute at least a majority of the Board or other governing body or entity of the Company, its successor or survivor, provided that any person becoming a director subsequent to the effective date of the Policy but prior to any change in control, whose election or nomination for election was approved or recommended by a vote of a majority of the Incumbent Directors then on the Board (either by a specific vote or by approval of the proxy statement of the Company in which such person is named as a nominee for director, without written objection to such nomination), shall be an Incumbent Director; provided, however, that no individual initially elected or nominated as a director of the Company as a result of an actual or threatened election contest with respect to directors or as a result of any other actual or threatened solicitation of proxies or consents by or on behalf of any person other than the Board shall be deemed to be an Incumbent Director;

ii. any person is or becomes an owner or beneficial owner, directly or indirectly, of securities of the Company representing 40% or more of the combined voting power of the Company’s then outstanding securities eligible to vote generally in the election of directors (the “Company Voting Securities”); provided, however, that the event described in this subsection ii. shall not be deemed to be a Change in Control by virtue of any of the following acquisitions: (A) by the Company or any Subsidiary, (B) by any employee benefit plan (or related trust) sponsored or maintained by the Company or any Subsidiary, (C) by any underwriter temporarily holding securities pursuant to an offering of such securities, (D) pursuant to a Non-Qualifying Transaction (as defined in paragraph (iii) below), (E) pursuant to any acquisition by the Participant or any group of persons including the Participant (or any entity controlled by the Participant or any group of persons including the Participant), or (F) through a transaction (other than one described in (iii) below) in which Company Voting Securities are acquired from the Company, if a majority of the Incumbent Directors approve a resolution providing expressly that the acquisition pursuant to this clause (F) does not constitute a Change in Control under this subsection ii;

iii. the consummation of a merger, consolidation, statutory share exchange, reorganization, sale of all or substantially all the Company’s assets or similar form of corporate transaction involving the Company or any of its Subsidiaries that requires the approval of the Company’s stockholders, whether for such transaction or the issuance of securities in the transaction (a “Business Combination”), unless immediately following such Business Combination: (A) at least 50% of the total voting power of the corporation or other entity resulting from, or succeeding to the interests of the Company in, such Business Combination (or, if applicable, the ultimate parent entity that has the power to elect a majority of the directors of such corporation or other entity) (the “Surviving Corporation”) is represented by Company Voting Securities that were outstanding immediately prior to such Business Combination (or, if applicable, is represented by shares into which such Company Voting Securities were converted pursuant to such Business Combination), and such voting power among the holders thereof is in substantially the same proportion as the voting power of such Company Voting Securities among the holders thereof immediately prior to the Business Combination, (B) no person (other than any employee benefit plan (or related trust) sponsored or maintained by the Surviving Corporation) is or becomes the owner or beneficial owner, directly or indirectly, of 40% or more of the total voting power of the outstanding voting securities eligible to elect directors of the Surviving Corporation, and (C) at least a majority of the members of the board of directors of the Surviving Corporation following the consummation of the Business Combination were Incumbent Directors at the time of the Board’s approval of the execution of the initial agreement providing for such Business Combination; any Business Combination which satisfies all of the criteria specified in (A), (B) and (C) above shall be deemed to be a “Non-Qualifying Transaction” and any Business Combination which does not satisfy all of the criteria specified in (A) (B) and (C) shall be deemed a “Qualifying Transaction”; or

iv. the stockholders of the Company approve a plan of complete liquidation or dissolution of the Company.

Notwithstanding the foregoing, a Change in Control shall not be deemed to occur solely because any person acquires beneficial ownership of more than 40% of the Company Voting Securities as a result of the acquisition of Company Voting Securities by the Company or its affiliates which reduces the number of Company Voting Securities outstanding; provided, that if after the consummation of such acquisition by the Company such person becomes the beneficial owner of additional Company Voting Securities that increases the percentage of outstanding Company Voting Securities beneficially owned by such person, a Change in Control of the Company shall then occur.

For purposes of this Change in Control definition, “corporation” shall include any limited liability company, partnership, association, business trust and similar organization, and “board of directors” shall refer to the ultimate governing body of such organization and “director” shall refer to any member of such governing body.

j. “Code” means the Internal Revenue Code of 1986, as amended.

k. “Company” means FARO Technologies, Inc., a Florida corporation, and any successor, survivor, or other entity that succeeds to the interests of FARO Technologies, Inc.

l. “Date of Termination” means (i) the effective date on which the Participant’s employment by the Company terminates as specified in a prior written notice by the Company or the Participant, as the case may be, to the other, delivered pursuant to Section 10 or (ii) if the Participant’s employment by the Company terminates by reason of death, the date of death of the Participant.

m. “Disability” has the same meaning ascribed to that term in Section 409A(a)(2)(C) of the Code.

n. “Good Reason” means, without the Participant’s express written consent, the occurrence of any of the following events after a Change in Control:

i. an ongoing material diminution in the duties or responsibilities of the Participant that is inconsistent in any material and adverse respect with the Participant’s position(s), duties, or responsibilities with the Company immediately prior to such Change in Control; provided, however, that Good Reason shall not be deemed to occur upon a change in duties or responsibilities that is solely and directly a result of the Company no longer being a publicly traded entity and does not involve any other event set forth in this Section 2(n);

ii. a reduction in the Participant’s annual base salary as in effect immediately prior to such Change in Control;

iii. a material reduction in the Participant’s cash bonus opportunities in the aggregate under the Company’s applicable incentive plan, as in effect from immediately prior to such Change in Control;

iv. the Company requiring the Participant to be based at any office or location more than fifty (50) miles from the office where the Participant is located at the time of the Change in Control and, as a result, causing the Participant’s commute from his residence at the time of the Change in Control to the new location to increase by more than fifty (50) miles;

v. a material reduction in the benefits (including retirement, Company-paid insurance, sick leave, expense reimbursement and vacation time) in which the Participant participated immediately prior to such Change in Control; or

vi. the failure of the Company to obtain the assumption of the Company’s obligations hereunder from any successor as contemplated in Section 9(b);

provided, however, that the occurrence of any of the foregoing events in this Section 2(n) shall only constitute Good Reason if the Company fails to cure such event within 20 days after receipt from the Participant of written notice of such occurrence; provided, further, that Good Reason shall cease to exist following the later of 90 days following its occurrence or the Participant’s knowledge thereof, unless the Participant has given the Company written notice thereof prior to such date. The Participant’s right to terminate employment for Good Reason shall not be affected by the Participant’s incapacities due to mental or physical illness and the Participant’s continued employment shall not constitute consent to, or a waiver of rights with respect to, any event or condition constituting Good Reason.

o. “Investigation” means an investigation authorized by the Board.

p. “Participant” means each of the executives of the Company or any Subsidiary who are selected by the Board for coverage by this Policy and identified on Schedule A from time to time.

q. “Person” means any individual, firm, partnership, corporation, or other entity, including any successor (by merger or otherwise) of such entity, or a group of any of the foregoing acting in concert.

r. “Potential Change in Control” means the execution or entering into of any agreement by the Company, the consummation of which can be expected to be a Qualifying Transaction.

s. “Qualifying Termination” means a termination of the Participant’s employment (i) by the Company other than for Cause or (ii) by the Participant for Good Reason. Termination of the Participant’s employment on account of death or Disability shall not be treated as a Qualifying Termination. Notwithstanding the preceding sentence, the death of the Participant after notice of termination for Good Reason or without Cause has been validly provided shall be deemed to be a Qualifying Termination.

t. “Separation from Service” means the date a Participant separates from service from the Company and its Subsidiaries within the meaning of, and applying the default rules of, the regulations promulgated under Code Section 409A.

u. “Subsidiary” means any corporation or other entity in which the Company has a direct or indirect ownership interest of 50% or more of the total combined voting power of the then-outstanding securities or interests of such corporation or other entity entitled to vote generally in the election of directors (or members of any similar governing body) or in which the Company has the right to receive 50% or more of the distribution of profits or 50% of the assets or liquidation or dissolution.

v. “Termination Period” means the period of time beginning with a Change in Control and ending twelve (12) months following such Change in Control. Notwithstanding anything in this Policy to the contrary, if (i) the Participant’s employment is terminated prior to a Change in Control (or, if applicable, a Potential Change of Control) for reasons that would have constituted a Qualifying Termination if they had occurred following a Change in Control; (ii) the Participant reasonably demonstrates that such termination (or Good Reason event) was at the request of a third party who had indicated an intention or taken steps reasonably calculated to effect a Change in Control; and (iii) a Change in Control (or a Potential Change in Control) involving such third party (or a party competing with such third party to effectuate a Change in Control) does occur within six (6) months from the date of such termination (or, in the case of a Potential Change in Control, such Potential Change in Control occurs within three (3) months of such termination), then for purposes of this Policy, the date immediately prior to the date of such termination of employment or event constituting Good Reason shall be treated as a Change in Control. For purposes of determining the timing of payments and benefits to the Participant under Section 4, the date of the actual Change in Control (or, if applicable, the Potential Change of Control) shall be treated as the Participant’s Date of Termination, and for purposes of determining the amount of payments and benefits owed to the Participant under Section 4, the date the Participant’s employment is actually terminated shall be treated as the Participant’s Date of Termination.

Where the context requires, the singular shall include the plural, the plural shall include the singular, and any gender shall include all other genders.

3. Eligibility. The Board shall determine in its sole discretion which executives of the Company and its Subsidiaries shall be Participants and whether a Participant shall be listed on Schedule A, and the Board may remove any executive from Schedule A and participation in this Policy at any time in its sole discretion; provided, however, that a Participant may not be removed from Schedule A without his prior written consent within the 12-month period after a Change in Control or within the period of time beginning on the date of a Potential Change in Control and ending on the termination of the agreement that constituted the Potential Change in Control. The Board may delegate its authority to designate the Participants on Schedule A and to remove a Participant from Schedule A to the Compensation Committee (or any successor committee) of the Board.

4. Payments Upon Termination of Employment. If during the Termination Period the employment of the Participant is terminated pursuant to a Qualifying Termination, then, subject to the Participant’s execution of a Separation Agreement and Release in the form attached to this Policy as Exhibit A (the “Separation Agreement and Release”), the Company shall provide to the Participant:

a. within ninety (90) days following the Participant’s Separation from Service, a lump sum cash payment equal to the sum of the Participant’s Base Salary plus the Bonus Amount;

b. within ninety (90) days following the Participant’s Separation from Service, a cash payment equal to the Participant’s Bonus Amount multiplied by a fraction the numerator of which shall be the number of days the Participant was employed by the Company during the fiscal year in which the Date of Termination occurred and the denominator of which shall be 365 (but only to the extent that the Participant’s Annual Performance Bonus for the fiscal year in which the Participant’s Date of Termination occurs has not previously been paid); and

c. for 12 months following the Date of Termination, group medical and life insurance coverage to the Participant (and his eligible dependents), under the terms prevailing at the time immediately preceding the Date of Termination, the Company shall continue to pay the entire amount of such premiums (and increases therein, if any) to the same extent as the Company pays for such coverage for similarly situated executives who are employed by the Company; provided that to the extent that any plan does not permit continuation of the Participant’s or his eligible dependents’ participation throughout such period, the Company shall provide the Participant, no less frequently than quarterly in advance, with an amount, on an after-tax basis, equal to the Company’s cost of providing such benefits and, provided, further, that at the end of the foregoing period, the Participant shall be entitled to the continuation of health benefits under the Consolidated Omnibus Budget Reconciliation Act of 1986 (“COBRA”).

5. Key Employees. Notwithstanding the timing of payments set forth in Section 4, if the Company determines that the Participant is a “specified employee” within the meaning of Code Section 409A on the date of the Participant’s Separation from Service, then the payments described in Section 4 (other than the continuation of group medical benefits) will be delayed and will be paid one day and six (6) months following the date of the Participant’s Separation from Service, with the first such payment to include the amounts that would have been paid earlier but for the above delay. The Company shall set aside those payments that would be subject to the Section 409A additional tax in a trust that is in compliance with Rev. Proc. 92-64 (or any successor thereto), provided the funding of the trust is not prohibited by Section 409A or would not cause an additional tax to be paid under Section 409A. Further, in the event of any assessment of additional tax under Section 409A, the Company shall promptly (but in no event later than the end of the calendar year following the year in which the Participant remits the taxes) reimburse the Participant for such additional tax and shall pay the Participant a “true-up” amount with respect to such tax reimbursement.

6. Withholding Taxes. The Company may withhold from all payments due to the Participant (or his beneficiary or estate) hereunder all taxes which, by applicable federal, state, local or other law, the Company is required to withhold there from.

7. Reimbursement of Expenses. If any contest or dispute shall arise under this Policy involving termination of a Participant’s employment with the Company or involving the failure or refusal of the Company to perform fully in accordance with the terms hereof, the Company shall reimburse the Participant on a current basis (but in no event later than the end of the calendar year following the calendar year in which the expense was incurred) for all reasonable legal fees and related expenses, if any, incurred by the Participant in connection with such contest or dispute (regardless of the result thereof), together with interest in an amount equal to the prime rate as reported in The Wall Street Journal, but in no event higher than the maximum legal rate permissible under applicable law, such interest to accrue thirty (30) days from the date the Company receives the Participant’s statement for such fees and expenses through the date of payment thereof, regardless of whether the Participant’s claim is upheld by a court of competent jurisdiction or an arbitration panel; provided, however, that the Participant shall be required to repay immediately any such amounts to the Company to the extent that a court or an arbitration panel issues a final and non-appealable order setting forth the determination that the position taken by the Participant was frivolous or advanced by the Participant in bad faith.

8. Scope of Policy. Nothing in this Policy shall be deemed to entitle the Participant to continued employment with the Company or its Subsidiaries, and if the Participant’s employment with the Company shall terminate prior to a Change in Control, the Participant shall have no further rights under this Policy (except as otherwise provided hereunder); provided, however, that any termination of a Participant’s employment during the Termination Period shall be subject to all of the provisions of this Policy.

9. Successors; Binding Agreement.

a. This Policy shall not be terminated by any Business Combination. In the event of any Business Combination, the provisions of this Policy shall be binding upon the Surviving Corporation, and such Surviving Corporation shall be treated as the Company hereunder.

b. The Company agrees that in connection with any Business Combination, it will cause any successor entity to the Company unconditionally to assume all of the obligations of the Company hereunder. Failure of the Company to obtain such assumption prior to the effectiveness of any such Business Combination that constitutes a Change in Control shall be a breach of this Policy and shall constitute Good Reason hereunder and shall entitle the Participant to compensation and other benefits from the Company in the same amount and on the same terms as the Participant would be entitled hereunder if the Participant’s employment were terminated following a Change in Control by reason of a Qualifying Termination. For purposes of implementing the foregoing, the date on which any such Business Combination becomes effective shall be deemed the date Good Reason occurs, and shall be the Date of Termination if requested by a Participant. Further, the Company acknowledges and agrees that each Participant will suffer immediate and irreparable harm in the event that the Company fails to cause any successor entity to assume the obligations of the Company hereunder. The Company further acknowledges and agrees that the Participants shall be entitled to injunctive relief enjoining such failure. The Company shall hold the Participants harmless from any and all costs and attorneys’ fees incurred as a result of efforts by any Participant to enforce this Policy.

c. The benefits provided under this Policy shall inure to the benefit of and be enforceable by the Participant’s personal or legal representatives, executors, administrators, successors, heirs, distributees, devisees and legatees. If the Participant shall die while any amounts would be payable to the Participant hereunder had the Participant continued to live, all such amounts, unless otherwise provided herein, shall be paid in accordance with the terms of this Policy to such person or persons appointed in writing by the Participant to receive such amounts or, if no person is so appointed, to the Participant’s estate.

10. Notice.

a. For purposes of this Policy, all notices and other communications required or permitted hereunder shall be in writing and shall be deemed to have been duly given when delivered or five (5) days after deposit in the United States mail, certified and return-receipt requested, postage prepaid, addressed as follows:

If to the Participant: the address listed as the Participant’s address in the Company’s personnel files.

If to the Company:

FARO Technologies, Inc.

250 Technology Park

Lake Mary, FL 32746

Attention: Legal Department

or to such other address as either party may have furnished to the other in writing in accordance herewith, except that notices of change of address shall be effective only upon receipt.

b. A written notice of the Participant’s Date of Termination by the Company or the Participant, as the case may be, to the other, shall (i) indicate the specific termination provision in this Policy relied upon, (ii) to the extent applicable, set forth in reasonable detail the facts and circumstances claimed to provide a basis for termination of the Participant’s employment under the provision so indicated and (iii) specify the date of termination, which date shall be not less than fifteen (15) nor more than sixty (60) days after the giving of such notice; provided, however, that the Company may in its sole discretion accelerate such date to an earlier date or, alternatively, place the Participant on paid leave during such period. The failure by the Participant or the Company to set forth in such notice any fact or circumstance which contributes to a showing of Good Reason or Cause shall not waive any right of the Participant or the Company hereunder or preclude the Participant or the Company from asserting such fact or circumstance in enforcing the Participant’s or the Company’s rights hereunder.

11. Full Settlement; Resolution of Disputes and Costs.

a. In no event shall the Participant be obligated to seek other employment or take other action by way of mitigation of the amounts payable to the Participant under any of the provisions of this Policy and, except as provided in the Separation Agreement and Release, such amounts shall not be reduced whether or not the Participant obtains other employment.

b. Other than efforts to enforce this Policy through injunctive relief, any dispute or controversy arising under or in connection with this Policy that is not resolved pursuant to Section 17, shall be submitted to arbitration in Seminole County, Florida, before a sole arbitrator selected from the American Arbitration Association (“AAA”) pursuant to the Employment Arbitration Rules and Regulations, and shall be conducted in accordance with the provisions of Florida Arbitration Code Section 628 et seq. as the exclusive forum for the resolution of such dispute; provided, however, that provisional injunctive relief may, but need not, be sought by either a Participant or the Company in a court of law either before or while arbitration proceedings are pending, and any provisional injunctive relief granted by such court shall remain effective until the matter is finally determined by the Arbitrator. Final resolution of any dispute through arbitration may include any remedy or relief which the Arbitrator deems just and equitable, including any and all remedies provided by applicable state or federal statutes. At the conclusion of the arbitration, the Arbitrator shall issue a written decision that sets forth the essential findings and conclusions upon which the Arbitrator’s award or decision is based. Any award or relief granted by the Arbitrator hereunder shall be final and binding on the parties thereto and may be enforced by any court of competent jurisdiction. The Company and Participants acknowledge and agree that they are hereby waiving any rights to trial by jury in any action, proceeding or counterclaim brought by either of the parties hereto against the other in connection with any matter whatsoever arising out of or in any way connected with this Policy. The Company shall be responsible for payment of the forum costs of any arbitration hereunder, including the Arbitrator’s fee. Notwithstanding this provision, the parties to any dispute may mutually agree to mediate any dispute prior to or following submission to arbitration. Notwithstanding anything in this Policy to the contrary, any court, tribunal or arbitration panel that adjudicates any dispute, controversy or claim arising between a Participant and the Company, or any of their delegates or successors, in respect of a Participant’s Qualifying Termination, will apply a de novo standard of review to any determinations made by such person. Such de novo standard shall apply notwithstanding the grant of full discretion hereunder to any such person or characterization of any such decision by such person as final, binding or conclusive on any party.

12. Employment with Subsidiaries. Employment with the Company for purposes of this Policy shall include employment with any Subsidiary.

13. Survival. The respective obligations and benefits afforded to the Company and the Participant as provided in Sections 4 (to the extent that payments or benefits are owed as a result of a termination of employment that occurs during the term of this Policy) 5, 7, 9(c) and 11 shall survive the termination of this Policy.

14. GOVERNING LAW; VALIDITY. THE INTERPRETATION, CONSTRUCTION AND PERFORMANCE OF THIS POLICY SHALL BE GOVERNED BY AND CONSTRUED AND ENFORCED IN ACCORDANCE WITH THE INTERNAL LAWS OF THE STATE OF FLORIDA, WITHOUT REGARD TO THE PRINCIPLE OF CONFLICTS OF LAWS, AND APPLICABLE FEDERAL LAWS. THE INVALIDITY OR UNENFORCEABILITY OF ANY PROVISION OF THIS POLICY SHALL NOT AFFECT THE VALIDITY OR ENFORCEABILITY OF ANY OTHER PROVISION OF THIS POLICY, WHICH OTHER PROVISIONS SHALL REMAIN IN FULL FORCE AND EFFECT.

15. Amendment and Termination. The Board may amend or terminate the Policy at any time; provided, however, that during the period commencing on a Change in Control and ending on the 24 month anniversary of the Change in Control, the Policy (including, for the avoidance of doubt, any Schedules and Exhibits) may not be amended or terminated by the Board in any manner which is adverse to the interests of any Participant then listed on Schedule A without the prior written consent of such Participant; provided, further, that any termination or amendments to the Policy (including, for the avoidance of doubt, any Schedules and Exhibits) that are adverse to the interests of any Participant then listed on Schedule A, and that occur during the period of time beginning on a date three (3) months prior to a Potential Change in Control and ending on the termination of the agreement that constituted the Potential Change in Control, shall be void unless consented to in writing by the affected Participant.

16. Interpretation and Administration. The Policy shall be interpreted and administered by the Board. The Board may delegate any of its powers under the Policy to the Compensation Committee of the Board (or any successor committee). With respect to those Participants who are not subject to Section 16 of the Exchange Act, the Committee may delegate any of its powers under this Policy to the Chief Executive Officer of the Company. The Board, the Compensation Committee (or any successor committee) and the Chief Executive Officer (to the extent of the powers delegated to him) shall have the authority in their sole and absolute discretion to (i) exercise all of the powers granted to them under the Policy, (ii) construe, interpret and implement the Policy, (iii) prescribe, amend and rescind rules and regulations relating to the Policy, (iv) make all determinations necessary or advisable in administration of the Policy, (v) correct any defect, supply any omission and reconcile any inconsistency in the Policy, and (vi) amend this Policy to reflect changes in or interpretations of applicable law, rules or regulations. Actions of the Board or the Compensation Committee (or any successor committee) shall be taken by a majority vote of its members.

17. Claims and Appeals. Participants may seek injunctive relief to enforce this Policy at any time with or without notice. With regard to other disputes, the Participants may submit claims for benefits by giving notice to the Company pursuant to Section 10 of this Policy. If the Participant believes that he has not received coverage or benefits to which he is entitled under the Policy, the Participant may notify the Board in writing of a claim for coverage or benefits. If the claim for coverage or benefits is denied in whole or in part, the Board shall notify the applicant in writing of such denial within thirty (30) days (which may be extended to sixty (60) days under special circumstances), with such notice setting forth: (i) the specific reasons for the denial; (ii) the Policy provisions upon which the denial is based; (iii) any additional material or information necessary for the applicant to perfect his claim; and (iv) the procedures for requesting a review of the denial. Upon a denial of a claim by the Board, the Participant may: (a) request a review of the denial by the Board or, where review authority has been so delegated, by such other person or entity as may be designated by the Board for this purpose; (b) review any Policy documents relevant to his claim; and (c) submit issues and comments to the Board or its delegate that are relevant to the review. Any request for review must be made in writing and received by the Board or its delegate within sixty (60) days of the date the applicant received notice of the initial denial, unless special circumstances require an extension of time for processing. The Board or its delegate will make a written ruling on the applicant’s request for review setting forth the reasons for the decision and the Policy provisions upon which the denial, if appropriate, is based. This written ruling shall be made within thirty (30) days of the date the Board or its delegate receives the applicant’s request for review unless special circumstances require an extension of time for processing, in which case a decision will be rendered as soon as possible, but not later than sixty (60) days after receipt of the request for review. All extensions of time permitted by this Section 17 will be permitted at the sole discretion of the Board or its delegate. If the Board does not provide the Participant with written notice of the denial of his appeal, the Participant’s claim shall be deemed denied.

18. Type of Policy. This Policy is intended to be, and shall be interpreted as an unfunded employee welfare plan under Section 3(1) of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”) and Section 2520.104-24 of the Department of Labor Regulations, maintained primarily for the purpose of providing employee welfare benefits, to the extent that it provides welfare benefits, and under Sections 201, 301 and 401 of ERISA, as a plan that is unfunded and maintained primarily for the purpose of providing deferred compensation, to the extent that it provides such compensation, in each case for a select group of management or highly compensated employees.

19. No Duplication of Benefits. Except as otherwise expressly provided pursuant to this Policy, this Policy shall be construed and administered in a manner which avoids duplication of compensation and benefits which may be provided under any other plan, program, policy, or other arrangement. In the event a Participant is covered by any other plan, program, policy, individually negotiated agreement or other arrangement, in effect as of his Date of Termination, that may duplicate the payments or benefits provided in Section 4, the Company is specifically empowered to reduce or eliminate the duplicative benefits provided for under the Policy. In taking such action, the Company will be guided by the principles that (1) such a Participant will otherwise be treated no more and no less favorably than are other Participants who are not covered by such other plan, program, policy, individually negotiated agreement or other arrangement, (2) the provisions of such other plan, program, policy, individually negotiated agreement or other arrangement (including, but not limited to, a special individual pension, a special deferral account and/or a special equity based grant) which are not duplicative of the payments provided in Section 4, will not be considered in determining elimination and/or reductions in Policy benefits, and (3) payments that are exempt from Code Section 409A shall be reduced or eliminated prior to payments that are subject to Code Section 409A.

20. Nonassignability. Benefits under the Policy may not be assigned by the Participant. The terms and conditions of the Policy shall be binding on the successors and assigns of the Company.

21. Effective Date. The Policy shall be effective as of November 7, 2008.

22. Code Section 409A.

a. This Policy shall be interpreted and administered in a manner so that any amount or benefit payable hereunder shall be paid or provided in a manner that is either exempt from or compliant with the requirements Code Section 409A and applicable Internal Revenue Service guidance and Treasury Regulations issued thereunder (and any applicable transition relief under Code Section 409A). Nevertheless, the tax treatment of the benefits provided under the Agreement is not warranted or guaranteed.

b. Whenever in this Agreement a payment or benefit is conditioned on the Participant’s execution and non-revocation of the Separation Agreement and Release, such Separation Agreement and Release must be executed and all applicable revocation periods shall have expired within sixty (60) days after the date of the Participant’s Separation from Service; failing which such payment or benefit shall be forfeited. Any payments or benefits (including any installment payments) that would have otherwise been payable during such 60-day period shall be accumulated and paid on the 60th day after the Participant’s Separation from Service, provided such Separation Agreement and Release shall have been executed and applicable revocation periods shall have expired.

c. The Participant’s rights to payment or reimbursement of expenses pursuant to Section 7 shall be for the duration of the Executive’s lifetime. No right to reimbursement of such expenses shall be subject to liquidation or exchange for another benefit.

*****

IN WITNESS WHEREOF, the Company has executed this Policy as of April 9, 2015.

FARO Technologies, Inc.

/s/ Jay W. Freeland
Name:	Jay W. Freeland
Title:	President and Chief Executive Officer

Schedule A

Executive Name	Executive Title

Joseph Arezone	Senior Vice President, Managing Director – EMEA and Asia Pacific

Jody Gale	Senior Vice President, General Counsel and Secretary

Kathleen Hall	Senior Vice President, Managing Director - Americas

Note: Executives may be added or eliminated from time to time in accordance with Section 3 of the Policy. The Company’s Chief Executive Officer is a party to an employment agreement with the Company that provides for change in control severance benefits and, accordingly, is not a Participant as of the effective date of the Policy.

Exhibit A

FORM OF SEPARATION AGREEMENT AND RELEASE

This CIC Separation Agreement and Release (this “Agreement”) dated as of             ,          (the “Effective Date”) is entered into between FARO Technologies, Inc., a Florida corporation (the “Company”) and [                ] (“Executive”).

NOW, THEREFORE, in consideration of their mutual agreements and covenants contained herein, and for other valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties agree as follows:

1. Executive’s employment with the Company will terminate effective [Date].

2. Executive agrees to make himself reasonably available to the Company to respond to requests by the Company for information concerning litigation, regulatory inquiry or investigation, involving facts or events relating to the Company that may be within his knowledge. Executive will cooperate fully with the Company in connection with any and all future litigation or regulatory proceedings brought by or against the Company to the extent the Company reasonably deems Executive’s cooperation necessary. Executive will be entitled to reimbursement of reasonable out-of-pocket expenses (not including counsel fees) incurred in connection with fulfilling his obligations under this Section 2.

3. In consideration of Executive’s undertakings herein, the Company will pay an amount equal to [$        ] in accordance with Section 4 of the Company’s Amended and Restated Change in Control Severance Policy (the “CIC Severance Policy”), less required deductions (including, but not limited to, federal, state and local tax withholdings) as separation/severance pay (the “Severance Payment”). The Severance Payment will be paid in accordance with the CIC Severance Policy. Payment of the Severance Payment is contingent upon the execution of this Agreement by Executive and Executive’s compliance with all terms and conditions of this Agreement and the CIC Severance Policy. Executive agrees that if this Agreement does not become effective, the Company shall not be required to make any further payments to Executive pursuant to this Agreement or the CIC Severance Policy and shall be entitled to recover all payments already made by it (including interest thereon).

4. Executive understands and agrees that any amounts that Executive owes the Company, including any salary or other overpayments related to Executive’s employment with the Company, will be offset and deducted from Executive’s final paycheck from the Company. Executive specifically authorizes the Company to offset and deduct any such amounts from his final paycheck. Executive agrees and acknowledges that, to the extent the amount of Executive’s final paycheck is not sufficient to repay the full amount that Executive owes to the Company, if any, the full remaining amount owed to the Company, if any, will be offset and deducted from the amount of the Severance Payment. Executive specifically authorizes the Company to offset and deduct any such amounts from his Severance Payment at the time such Severance Payment is made.

5. Executive agrees that, after payment of Executive’s final paycheck on [Date] and the Severance Payment, Executive will have received all compensation and benefits that are due and owing to Executive by the Company, including but not limited to salary, vacation pay, bonus, commissions and incentive/override compensation but excluding any benefits provided pursuant to Section 4(c) of the CIC Severance Policy.

6. Executive represents that he has returned to the Company all property or information, including, without limitation, all reports, files, memos, plans, lists, or other records (whether electronically stored or not) belonging to the Company or its affiliates, including copies, extracts or other documents derived from such property or information. Executive will immediately forfeit all rights and benefits under this Agreement and the CIC Severance Policy, including, without limitation, the right to receive any Severance Payment if Executive, directly or indirectly, at any time (i) discloses to any third party or entity any trade secrets or other proprietary or confidential information pertaining to the Company or any of its affiliates or uses such secrets or information without the prior written consent of the General Counsel of the Company or (ii) takes any actions or makes or publishes any statements, written or oral, or instigates, assists or participates in the making or publication of any such statements which libel, slander or disparage the Company or any of its past or present directors, officers or employees. Nothing in this Agreement shall prevent or prohibit Executive or the Company from responding to an order, subpoena, other legal process or regulatory inquiry directed to them or from providing information to or making a filing with a governmental or regulatory body. Executive agrees that upon learning of any order, subpoena or other legal process seeking information that would otherwise be prohibited from disclosure under this Agreement, he will promptly notify the Company, in writing, directed to the Company’s General Counsel. In the event disclosure is so required, Executive agrees not to oppose any action by the Company to seek or obtain a protective order or other appropriate remedy.

7. Executive agrees that Executive’s [Employment and Confidentiality Agreement] (the “Employment and Confidentiality Agreement”) shall continue to be in full force and effect, including but not limited to all non-competition and non-solicitation provisions contained therein.

8. Executive hereby represents that he has not filed any action, complaint, charge, grievance or arbitration against the Company or any of its affiliates in connection with any matters relating, directly or indirectly, to his employment, and covenants and agrees not to file any such action, complaint or arbitration or commence any other judicial or arbitral proceedings against the Company or any of its affiliates with respect to events occurring prior to the termination of his employment with the Company or any affiliates thereof.

9. Effective on [Date], the Company will cease all health benefit coverage and other benefit coverage for Executive.

10. GENERAL RELEASE – Effective as of the Effective Date, and in return for the consideration set forth above, Executive agrees not to sue or file any action, claim, or lawsuit against the Company, agrees not to pursue, seek to recover or recover any alleged damages, seek to obtain or obtain any other form of relief or remedy with respect to, and cause the dismissal or withdrawal of, any lawsuit, action, claim, or charge against the Company, and Executive agrees to waive all claims and release and forever discharge the Company and all of its subsidiaries and affiliates, and all officers, directors, subsidiaries, affiliates, parents, attorneys, agents, shareholders, representatives and employees of the foregoing, from any claims, demands, actions, causes of action or liabilities for compensatory damages or any other relief or remedy, and obligations of any kind or nature whatsoever, based on any matter, cause or thing, relating in any way, directly or indirectly, to his employment, from the beginning of time through the Effective Date of this Agreement, whether known or unknown, fixed or contingent, liquidated or unliquidated, and whether arising from tort, statute, or contract, including, but not limited to, any claims arising under or pursuant to the California Fair Employment and Housing Act, Title VII of the Civil Rights Act of 1964, the Civil Rights Act of 1871, the Civil Rights Act of 1991, the Americans with Disabilities Act, the Rehabilitation Act, the Family and Medical Leave Act of 1993, the Occupational Safety & Health Act, the Employee Retirement Income Security Act of 1974, the Older Workers Benefit Protection Act of 1990, the Worker Adjustment and Retraining Notification Act, the Fair Labor Standards Act, the Age Discrimination in Employment Act of 1967 (“ADEA”), New York State Labor Law, New York State Human Rights Law, New York Human Rights Law, [NOTE: REVISE FOR GERMANY AND ANY OTHER APPLICABLE FOREIGN JURISDICTIONS, AS THE CASE MAY BE] and any other state, federal, city, county or local statute, rule, regulation, ordinance or order, or the national or local law of any foreign country, any claim for future consideration for employment with the Company, any claims for attorneys’ fees and costs and any employment rights or entitlement law, and any claims for wrongful discharge, intentional infliction of emotional distress, defamation, libel or slander, payment of wages, outrageous behavior, breach of contract or any duty allegedly owed to Executive, discrimination based upon race, color, ethnicity, sex, age, national origin, religion, disability, sexual orientation, or another unlawful criterion or circumstance, and any other theory of recovery. It is the intention of the parties to make this release as broad and as general as the law permits.

[Executive acknowledges that he is aware of, has read, has had explained to him by his attorneys, understands and expressly waives any and all rights he has or may have under Section 1542 of the California Civil Code, which provides as follows:

“A general release does not extend to claims which the creditor does not know or suspect to exist in his favor at the time of executing the release, which if known by him must have materially affected his settlement with the debtor.”]1

11. Executive acknowledges that he may later discover facts different from or in addition to those which he knows or believes to be true now, and he agrees that, in such event, this Agreement shall nevertheless remain effective in all respects, notwithstanding such different or additional facts or the discovery of those facts.

12. This Agreement may not be introduced in any legal or administrative proceeding, or other similar forum, except one concerning a breach of this Agreement or the CIC Severance Policy.

13. Executive acknowledges that Executive has made an independent investigation of the facts, and does not rely on any statement or representation of the Company in entering into this Agreement, other than those set forth herein.

14. Executive agrees that, without limiting the Company’s remedies, should he commence, continue, join in, or in any other manner attempt to assert any claim released in connection herewith, or otherwise violate in a material fashion any of the terms of this Agreement, the Company shall not be required to make any further payments to the Executive pursuant to this Agreement or the CIC Severance

[1]	Include bracketed language for California employees.

Policy and shall be entitled to recover all payments already made by it (including interest thereon), in addition to all damages, attorneys’ fees and costs the Company incurs in connection with Executive’s breach of this Agreement. Executive further agrees that the Company shall be entitled to the repayments and recovery of damages described above without waiver of or prejudice to the release granted by him in connection with this Agreement, and that his violation or breach of any provision of this Agreement shall forever release and discharge the Company from the performance of its obligations arising from the Agreement.

15. Executive acknowledges that Executive has been advised hereby to consult with, and has consulted with, an attorney of his choice prior to signing this Agreement.

16. Executive acknowledges that Executive has fully read this Agreement, understands the contents of this Agreement, and agrees to its terms and conditions of his own free will, knowingly and voluntarily, and without any duress or coercion.

17. Executive understands that this Agreement includes a final general release, and that Executive can make no further claims against the Company, any subsidiary or affiliate of the Company or any of the persons or entities listed in Section 10 of this Agreement relating in any way, directly or indirectly, to his employment. Executive also understands that this Agreement precludes Executive from recovering any damages or other relief as a result of any lawsuit, grievance, charge or claim brought on Executive’s behalf against the Company or the persons listed in Section 10 of this Agreement.

18. Executive acknowledges that Executive is receiving adequate consideration (that is in addition to what Executive is otherwise entitled to) for signing this Agreement.

19. This Agreement and the CIC Severance Policy constitute the complete understanding between Executive and the Company regarding the subject matter hereof and thereof. No other promises or agreements regarding the subject matter hereof and thereof will be binding unless signed by Executive and the Company.

20. Executive and the Company agree that all notices or other communications required or permitted to be given under the terms of this Agreement shall be given in accordance with Section 10 of the CIC Severance Policy.

21. Executive and the Company agree that any disputes relating to any matters covered under the terms of this Agreement shall be resolved in accordance with Section 11 of the CIC Severance Policy. EACH PARTY TO THIS AGREEMENT KNOWINGLY, VOLUNTARILY, AND INTENTIONALLY WAIVES THE RIGHT TO A JURY TRIAL WITH RESPECT TO THIS AGREEMENT.

22. By entering into this Agreement, the Company does not admit and specifically denies any liability, wrongdoing or violation of any law, statute, regulation or policy, and it is expressly understood and agreed that this Agreement is being entered into solely for the purpose of amicably resolving all matters of any kind whatsoever between Executive and the Company.

23. In the event that any provision or portion of this Agreement shall be determined to be invalid or unenforceable for any reason, the remaining provisions or portions of this Agreement shall be unaffected thereby and shall remain in full force and effect to the fullest extent permitted by law.

24. The respective rights and obligations of the parties hereunder shall survive any termination of this Agreement to the extent necessary for the intended preservation of such rights and obligations.

25. The interpretation, construction and performance of this Agreement shall be governed by and construed and enforced in accordance with the internal laws of the State of Florida, without regard to the principle of conflicts of laws, and applicable federal laws. The invalidity or unenforceability of any provision of this Agreement shall not affect the validity or enforceability of any other provision of this Agreement, which other provisions shall remain in full force and effect.

26. This Agreement may be executed in one or more counterparts. This Agreement may not be amended, except by a written instrument signed and delivered by each of the parties hereto. The Company may assign this Agreement to any successor of the Company or any of its subsidiaries.

FARO Technologies, Inc.

Name:
Title:
Date:

Executive

Name:
Date: